Exhibit 10.1

EMBARQ CORPORATION

EXECUTIVE SEVERANCE PLAN

i

i

ii

Section 6.09	Reasonableness	17

Section 6.10	Equitable Relief	18

Section 6.11	Survival of Provisions	18

ARTICLE VII	COMMITTEE; PLAN ADMINISTRATOR	18

Section 7.01	Authority and Duties	18

Section 7.02	Compensation of the Plan Administrator and the Committee	19

Section 7.03	Records, Reporting and Disclosure	19

Section 7.04	Discretion	19

ARTICLE VIII	AMENDMENT, SUSPENSION AND TERMINATION	19

Section 8.01	Amendment, Suspension and Termination	19

Section 8.02	Continuation of Plan following a Change in Control	20

ARTICLE IX	CLAIMS PROCEDURES	20

Section 9.01	Claims	20

Section 9.02	Initial Claim	20

Section 9.03	Appeals of Denied Administrative Claims	21

Section 9.04	Appointment of the Named Appeals Fiduciary	21

ARTICLE X	MISCELLANEOUS	22

Section 10.01	Waiver of Jury Trial	22

Section 10.02	Forum Selection	22

Section 10.03	Nonalienation of Benefits	22

Section 10.04	Notices	22

Section 10.05	No Mitigation	22

Section 10.06	No Contract of Employment	23

Section 10.07	Severability of Provisions	23

Section 10.08	Headings and Captions	23

Section 10.09	Gender and Number	23

Section 10.10	Unfunded Plan	23

Section 10.11	Payments to Incompetent Persons	23

Section 10.12	Lost Payees	23

Section 10.13	Section 409(A) Compliance	23

Section 10.14	Controlling Law	24

EXHIBIT A	Participation Agreement	A

Release		1

Arbitration Provision		6

iii

ARTICLE I

PURPOSE AND TERM OF PLAN

Section 1.01 Purpose of the Plan. The purposes of the Plan are to attract, retain and motivate Eligible Employees upon whom, in large measure, the substantial progress, growth and profitability of the Company depends, as well as, to provide them with a measure of financial protection and assistance in the transition from Embarq employment in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated due to a Non-CIC Termination or a CIC Termination. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, CFR, section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02 Term of the Plan. The Plan shall generally be effective as of the Effective Date. The Plan supersedes, and does not duplicate, the provisions of the Non-Executive Separation Plan in any case in which an Eligible Employee would otherwise be entitled to severance or related benefits under both this Plan and the Non-Executive Separation Plan arising out of the Eligible Employee’s Non-CIC Termination. Moreover, this Plan supersedes any other plan, program, arrangement or agreement providing an Eligible Employee with severance or related benefits, including the Non Executive Separation Plan, with respect to an Eligible Employee’s CIC Termination or Non-CIC Termination to the extent provided in Section 3.01. The Plan shall continue until terminated pursuant to Article VIII of the Plan.

ARTICLE II

DEFINITIONS

Section 2.01 “Base Salary” means the annual rate of base salary in effect on the Participant’s Termination Date or the date of the Change in Control, if higher.

Section 2.02 “Board” means the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.03 “Cause” means an Eligible Employee’s (i) willful and continued failure to substantially perform his or her duties, (ii) willfully engaging in conduct that is a serious violation of the Employer’s Principles of Business Conduct, (iii) willfully engaging in conduct that is demonstrably and materially injurious to the Employer or (iv) willful violation of any of the restrictive covenants found in Article VI. The Committee shall determine Cause.

Section 2.04 “Change in Control” means any of the following events:

(a) the acquisition , directly or indirectly, by any “person” or “group” (as those terms are defined in sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder, including Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (‘voting securities”) of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, other than

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of at least 50% of the voting power of the Company’s then outstanding securities in substantially the same proportions as their ownership of stock of the Company, or

(iii) an acquisition of voting securities pursuant to a transaction described in Section 2.04(c) below that would not be a Change in Control under Section 2.04(c);

(b) a change in the composition of the Board that causes less than a majority of the directors of the Company to be directors that meet one or more of the following descriptions:

(i) a director who has been a director of the Company for a continuous period of at last 24 months (or, if less, since the date the shares of Company common stock were listed on the New York Stock Exchange) or,

(ii) a director whose election or nomination as a director was approved by a vote of at least two-thirds of the then directors described in subsections 2.04(b)(i), (ii) or (iii) by prior nomination or election, but excluding, for the purpose of this subsection (ii), any director whose initial assumption to office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of the Company’s assets, consolidation, reorganization or business combination that would be a Change in Control under Section 2.04(c) on consummation thereof, or

(iii) who were serving on the Board as result of the consummation of a transaction described in Section 2.04(c) that would not be a Change in Control under Section 2.04(c);

(c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of

(i) a consolidation, merger, reorganization or business combination or

(ii) a sale or disposition of all or substantially all of the Company’s assets or

(iii) the acquisition of assets or stock of another entity,

in each case, other than in a transaction, (x) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction and (y) after which more than 50% of the members of the Board of the Successor Entity were members of the Board at the time of the Board’s approval of the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and (z) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this subsection (z) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction; or

(d) a liquidation or dissolution of the Company other than in connection with a transaction described in subsection 2.04(c) above that would not be a Change in Control thereunder.

Section 2.05 “CIC Termination” means an Eligible Employee’s Involuntary Termination or Good Reason Resignation that occurs within 6 months before or one year after the date of a Change in Control.

Section 2.06 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 2.07 “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.08 “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The “Committee” may delegate its authority under the Plan to one or more individuals or another committee which may or may not include members of the Board.

Section 2.09 “Company” means Embarq Corporation and any successor thereto.

Section 2.10 “Competitive Employment” means the direct or indirect performance of duties or responsibilities (whether paid or unpaid and whether as a consultant, employee or otherwise) for a Competitor, including, without limitation, the ownership of any interest in, the provision of any financing, management or advisory services to, any connection with or being a principal, partner or agent of, any Competitor; provided that the Eligible Employee may passively own less than 1% of the outstanding shares of any Competitor.

Section 2.11 “Competitor” means any one or more of the following:

(a) any person doing business in the United States or any of its Divisions (i.e., any distinct group or unit organized as a segment or portion of a person that is devoted to the production, provision or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity) employing the Eligible Employee if the person or its Division receives at least 15% of its gross U.S. operating revenues from a line of business in which the Company receives at least 3% of its gross U.S. operating revenues;

(b) any person doing business in the United States or any of its Divisions employing the Eligible Employee, operating for less than five years a line of business from which the Company derives at least 3% of its gross U.S. operating revenues, notwithstanding such person’s or Division’s lack of substantial revenues in such line of business; or

(c) any person doing business in the United States or any of its Divisions employing the Eligible Employee if the person or its Division receives at least 15% of its gross U.S. operating revenues from a line of business in which the Company has operated for less than five years, notwithstanding the Company’s lack of substantial revenues in such line of business.

For purposes of the foregoing, gross U.S. operating revenues of the Company and such other person shall be those of the Company or such person, together with their consolidated affiliates (with whom the financial statements of such person are required, under generally accepted accounting principles, to be reported on a consolidated basis), but those of the Division then employing and the Division proposing to employ the Eligible Employee shall each be on a stand-alone basis, all measured by the most recent available financial information of both the Company and such other person or Division at the time the Eligible Employee accepts, or proposes to accept employment with or to otherwise perform services for such person. If financial information is not publicly available or is inadequate for purposes of applying this definition, the burden shall be on the Eligible Employee to demonstrate that such person is not a Competitor.

Section 2.12 “Effective Date” means July 1, 2007.

Section 2.13 “Eligible Employee” means an Employee who is in the Director job tier or above. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Committee shall make the determination.

Section 2.14 “Employee” means an individual employed by the Employer as a common law employee, and shall not include any person working for the Employer through a temporary service or on a leased basis or who is hired by the Employer as an independent contractor, consultant, or otherwise as a person who is not an employee, or not treated as such, for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding. Any change of characterization of an individual shall take effect on the actual date of such change without regard to any retroactive recharacterization.

Section 2.15 “Employer” means the Company and its Subsidiaries.

Section 2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.

Section 2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.18 Good Reason Resignation” means an Eligible Employee’s written resignation within 90 days of the occurrence of any of the following circumstances that occurs within 6 months before or 12 months after the date of a Change in Control, unless such circumstances are fully corrected by the Employer within 30 days following written notice from the Eligible Employee:

(a) a substantial adverse alteration in the nature or status of the Eligible Employee’s duties from those immediately before the Change in Control or any reduction in the Eligible Employee’s job grade or tier, if applicable;

(b) a reduction in the Eligible Employee’s Base Salary, except for an across the board reduction similarly affecting all Eligible Employees of the Company in the affected Eligible Employee’s job tier, of more than 10% of the Eligible Employee’s Base Salary in effect on the date of the Change in Control;

(c) a reduction in the Eligible Employee’s total incentive compensation opportunity (which includes short term target incentive opportunity and long term incentive target opportunity), except for an across the board reduction similarly affecting all Eligible Employees of the Company in the affected Eligible Employee’s job tier, of more than 20% of the Eligible Employee’s total incentive compensation opportunity in effect on the date of the Change in Control;

(d) relocation of the Eligible Employee’s principal place of business to a location more than 75 miles from its current location;

(e) the Company’s failure to provide the Eligible Employee with retirement, health, welfare and fringe benefits substantially similar in the aggregate to those he or she enjoyed under the Company’s benefit plans in which the Eligible Employee was participating at the time of the Change in Control, unless an equitable arrangement has been made on a basis not materially less favorable both in terms of the amount of benefits and the level of participation relative to other similarly situated executives, except for an across the board reduction similarly affecting all Eligible Employees of the Company; or

(f) the Company’s failure to obtain an agreement from any successor to assume and agree to continue this Plan for at least one year with respect to Eligible Employees who were employed by the Employer at the time of a Change in Control. If the Company elects not to correct such events or conditions or otherwise fails to so cure such events or conditions within the 30-day cure period, the eligible Employee may terminate his employment with the Company based upon the Eligible Employee’s Good Reason Resignation within 30 days after the expiration of the “cure” period. The decision to terminate employment must result in actual termination of employment, in order to be considered a Good Reason Resignation.

Section 2.19 “Involuntary Termination” means a termination of the Eligible Employee’s employment, initiated by the Employer for any reason other than Cause, Permanent Disability or death. An Eligible Employee’s refusal to accept a Non-Comparable Position is considered an Involuntary Termination.

Section 2.20 “Non-CIC Termination” means an Eligible Employee’s Involuntary Termination of employment prior to a Change in Control.

Section 2.21 “Non-Comparable Position” means a new job position offered to an Eligible Employee that reflects either of the following circumstances:

(a) a reduction in the Eligible Employee’s Base Salary, except for an across the board reduction similarly affecting all Eligible Employees of the Company in the affected Eligible Employee’s job tier, of more than 10% of the Eligible’s Employee’s Base Salary in effect immediately prior to the new job position;

(b) a reduction in the Eligible Employee’s total incentive compensation opportunity (which includes short term target incentive opportunity and long term incentive target opportunity), except for an across the board reduction similarly affecting all Eligible Employees of the Company in the affected Eligible Employee’s job tier, of more than 20% of the Eligible Employee’s total incentive compensation opportunity in effect immediately prior to the new job position; or

(c) for Eligible Employees in the Company’s director job tier at the time of the new job offer, relocation of the Eligible Employee’s principal place of business to a location more than 75 miles from its current location.

Section 2.22 “Non-Compete Period” means the period of time, as specified in Section 6.03(c), during which certain of the restrictive covenants in Article VI shall be enforceable.

Section 2.23 “Non Executive Separation Plan” means the Embarq Corporation Separation Plan, which plan is superseded by this Plan with respect to each Eligible Employee’s participation in such plan in the event of any Participant’s termination of employment.

Section 2.24 “Participant” means any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for salary continuation and other benefits under the Plan.

Section 2.25 “Permanent Disability” means that an Eligible Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Eligible Employee is judged to satisfy the requirements for disability benefits under the Company’s long-term disability plan or the requirements for disability benefits under the Social Security law then in effect.

Section 2.26 “Plan” means the Embarq Corporation Executive Severance Plan, as set forth herein, as the same may be amended from time to time.

Section 2.27 “Plan Administrator” means one or more individuals appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice President of Human Resources (or the equivalent).

Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.28 “Release” means the Separation of Employment Agreement and General Release, substantially in the form attached hereto as Exhibit B, as the same may be amended from time to time.

Section 2.29 “Service” means the total number of years and completed months the Participant was an Employee of the Employer. Service with any predecessor employer or with a Subsidiary prior to the Subsidiary’s becoming part of the Employer shall be recognized only to the extent specified in the merger or acquisition documentation. Periods of authorized leave of absence, such as military leave, will be included in Service only to the extent required by applicable law. Any period of employment with the Company, a Subsidiary, or a predecessor employer for which an Eligible Employee previously received severance benefits, shall be excluded from Service.

Section 2.30 “Severance Benefit” means the salary replacement amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.31 “Severance Period” means the period of time for which a Participant is entitled to receive Severance Benefits pursuant to Article IV of the Plan.

Section 2.32 “Specified Employee” means (i) an officer of the Company or its Subsidiaries having annual compensation greater than $135,000 (adjusted for inflation as described in section 416(i) of the Code), (ii) a 5 percent owner of the Company and its Subsidiaries, or (iii) a one percent owner of the Company and its Subsidiaries who has annual compensation from the Company and its Subsidiaries greater than $150,000, as determined by the Committee in accordance with section 409A of the Code. The number of officers who are considered Specified Employees shall be limited to 50 employees as described in section 416(i) of the Code. The Committee shall determine the Specified Employees each year in accordance with section 416(i) of the Code, the “specified employee” requirements of section 409A of the Code, and applicable regulations. Effective January 1, 2008, Specified Employees shall be identified as of December 31 of each year with respect to the 12-month period beginning on the next following April 1.

Section 2.33 “Subsidiary” means (i) a subsidiary of the Company (wherever incorporated), (ii) any separately organized business unit, whether or not incorporated, of the Company, and (iii) any employer that is required to be aggregated with the Company pursuant to section 414 of the Code and regulations issued thereunder.

Section 2.34 “Termination Date” means the date on which the active employment of the Eligible Employee by the Employer is severed, whether by reason of an Involuntary Termination, Voluntary Resignation, Good Reason Resignation or Termination for Cause.

Section 2.35 “Voluntary Resignation” means any retirement or termination of employment that is not initiated by the Employer other than a Good Reason Resignation.

Section 2.36 “Year of Service” means each completed year of Service.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01 Participation. Each Eligible Employee who incurs a CIC Termination or a Non-CIC Termination and who satisfies the conditions of Section 3.02 shall be a Participant and shall receive the Severance Benefits described in the Plan. Participation in the Plan is expressly conditioned upon the Eligible Employee executing a Participation Agreement, substantially in the form attached hereto as Exhibit A, pursuant to which the Eligible Employee agrees to be bound by the restrictive covenants set forth in Article VI as of the date of execution of the Participation Agreement. If an Eligible Employee is a party to an employment agreement with the Employer pursuant to which he or she is entitled to severance benefits upon his or her termination of employment, such Eligible Employee must agree to forego the severance benefits provided under the employment agreement and affirmatively elect to participate in the Plan by executing a Participation Agreement. Upon execution of a Participation Agreement, such Eligible Employee’s employment agreement shall be null and void. An Eligible Employee shall not be eligible to receive any other severance benefits from the Employer on account of a CIC Termination or a Non-CIC Termination, including pursuant to the Non Executive Separation Plan, unless otherwise provided in this Plan.

Section 3.02 Conditions.

(a) Eligibility for any Severance Benefits is expressly conditioned on the Eligible Employee’s (i) execution of a Release in connection with his or her termination of employment with the Employer; (ii) compliance with all the terms and conditions of such Release; (iii) execution of a Participation Agreement binding the Eligible Employee to the restrictive covenants set forth in Article VI during and after the Participant’s employment with the Employer; (iv) compliance with all the terms and conditions of such Participation Agreement and the restrictive covenants set forth in Article VI; (v) execution of a written agreement that authorizes the deduction of amounts owed to the Employer prior to the payment of any Severance Benefit (or in accordance with any other schedule as the Plan Administrator may determine to be appropriate); and (vi) acknowledgement that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

(b) If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Plan, the Participation Agreement and/or the Release, the Plan Administrator, acting on behalf of the Company, may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant to repay any portion of any Severance Benefits already received under the Plan, by providing written notice of such repayment obligation to the Participant. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date the written notice is sent. Any remedy under this subsection (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01 Non-CIC Termination. The Severance Benefits to be provided to a Participant who incurs a Non-CIC Termination and becomes a Participant shall be as follows:

(a) Base Salary. The Participant shall receive his or her Base Salary for the Severance Period applicable to the Participant as follows:

(i) If the Participant is a Director, he or she shall be entitled to receive 6 weeks of Base Salary plus an additional 2 weeks of Base Salary for each Year of Service up to a maximum of 52 weeks.

(ii) If the Participant is a Vice President, he or she shall be entitled to receive 12 weeks of Base Salary plus an additional 2 weeks of Base Salary for each Year of Service up to a maximum of 52 weeks.

(iii) If the Participant is a Senior Vice President or above, he or she shall be entitled to receive 52 weeks of Base Salary.

(b) Short-Term Incentive Payment. The Participant shall receive an additional, single lump sum payment based on his target opportunity under the Short-Term Incentive Program equal to 80% of the Participant’s target opportunity for the fiscal year in which the Termination Date occurs, prorated based on the length of the Severance Period.

(c) Continued Employee Benefits. All Participants shall continue to be eligible to participate in the Company’s Flexible Benefit Program (or successor thereto, but excluding participation in the supplemental long-term disability plan) and the Employee Assistance Program (or generally comparable coverage) for himself or herself and, where applicable, his or her eligible dependents, as the same may be changed from time to time for employees of the Employer generally, as if the Participant had continued in employment during the Severance Period. In accordance with the provisions of the Company’s Short-Term Disability Plan and the Company’s Basic Long-Term Disability Plan, a Participant shall not be eligible to participate in or receive benefits from these plans during the Severance Period. The Participant shall be responsible for the payment of the employee portion of the contributions that are required during the Severance Period and such contributions shall be made within the time period and in the amounts that Employees are required to pay to the Employer for similar coverage. The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable coverage for the Participant and his or her eligible dependents. Notwithstanding any other provision of the Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Severance Period, the

Participant will cease receiving coverage under the Employer’s benefit plans if eligible for coverage under the other company’s benefit plans. Within 30 days of a Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under section 4980B of the Code shall begin coincident with the first day of the month following the Severance Period, or the first day of the month following the commencement of coverage with another company, whichever occurs first.

(d) Retirement Plans. The provisions of the Embarq Retirement Pension Plan and the Embarq Retirement Savings Plan, any successor plans thereto or any other retirement plans maintained by the Company pursuant to which a Participant is eligible to participate, shall control with respect to the recognition of service during the Severance Period and the eligibility for benefits following the Severance Period.

(e) Equity. The provisions of the Embarq Corporation 2006 Equity Incentive Plan, any successor plan thereto or any other equity compensation plan maintained by the Company pursuant to which a Participant has received an equity grant, and the Participant’s relevant grant agreement shall control with respect to the treatment of the Participant’s equity grants upon the Participant’s Non-CIC Termination.

(f) Outplacement Services. The Company will pay the cost of outplacement services for the Participant at the outplacement agency designated by the Company and in accordance with the Company’s procedures regarding outplacement services unless the Company provides prior approval for the Participant to use another outplacement agency.

Section 4.02 CIC Termination. The Severance Benefits to be provided to a Participant who incurs a CIC Termination and becomes a Participant shall be as follows:

(a) Base Salary. The Participant shall receive his or her Base Salary for the Severance Period applicable to the Participant as follows:

(i) If the Participant is a Director, he or she shall be entitled to receive 6 weeks of Base Salary plus an additional 2 weeks of Base Salary for each Year of Service up to a maximum of 52 weeks, but in no event less than 39 weeks.

(ii) If the Participant is a Vice President, he or she shall be entitled to receive 52 weeks of Base Salary.

(iii) If the Participant is a Senior Vice President, he or she shall be entitled to receive 78 weeks of Base Salary.

(iv) If the Participant is the Chief Executive Officer, Chief Financial Officer, General Counsel, President Consumer Markets or President Business Markets, he or she shall be entitled to receive 104 weeks of Base Salary.

(b) Short-Term Incentive Payment. The Participant shall receive an additional, single lump sum payment based on his target opportunity under the Short-Term Incentive Program equal to 80% of the Participant’s target opportunity for the fiscal year in which the Termination Date occurs, prorated based on the length of the Severance Period.

(c) Continued Employee Benefits. All Participants shall continue to be eligible to participate in the Company’s Flexible Benefit Program (or successor thereto, but excluding participation in the supplemental long-term disability plan) and the Employee Assistance Program (or generally comparable coverage) for himself or herself and, where applicable, his or her eligible dependents, as the same may be changed from time to time for employees of the Employer generally, as if the Participant had continued in employment during the Severance Period. In accordance with the provisions of the Company’s Short-Term Disability Plan and the Company’s Basic Long-Term Disability Plan, a Participant shall not be eligible to participate in or receive benefits from these plans during the Severance Period. The Participant shall be responsible for the payment of the employee portion of the contributions that are required during the Severance Period and such contributions shall be made within the time period and in the amounts that Employees are required to pay to the Employer for similar coverage. The Participant’s failure to pay the applicable contributions shall result in the cessation of the applicable coverage for the Participant and his or her eligible dependents. In the event that a Participant’s Severance Period is longer than 18 months, beginning with the first day of the nineteenth month, the Participant will no longer be eligible to participate in the Flexible Benefit Program and the Company shall provide such Participant with an after-tax amount sufficient to cover the employer-paid portion of the cost of the continued medical, dental and vision coverage on the twelfth business day of each month beginning with the nineteenth month of the Severance Period and ending with the last month of the Severance Period. Notwithstanding any other provision of the Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Severance Period, the Participant will cease receiving coverage under the Employer’s benefit plans if eligible for coverage under the other company’s benefit plans. Within 30 days of a Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under section 4980B of the Code shall begin coincident with (i) the first day of the month following the Severance Period, (ii) the first day of the month following the commencement of coverage with another company, or (iii) in the event the Participant’s Severance Period is longer than 18 months, the first day of the nineteenth month, whichever occurs first.

(d) During the first 18 months of the Continuation Period (or, if shorter or longer, during the period in which you are eligible to elect COBRA continuation coverage under health and dental plans of the Company) (the “COBRA Period”), the Company will pay you a monthly payment on the first payroll date of each month equal to the COBRA cost of continued health and dental coverage under health and dental plans of the Company pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), less the amount that you would be required to contribute for health and dental coverage if you were an active employee. These payments will commence on the Company’s first payroll date after the Termination Date and will continue until the end of the COBRA Period (but not longer than 36 months after the Termination Date).

(e) After the COBRA Period and during the balance of the Continuation Period, if any, the Company will pay you a quarterly payment on the first payroll day of each calendar quarter equal to the premium cost that you will incur during the quarter to maintain health and dental coverage that is substantially similar to the health and dental coverage that was in effect for you under plans of the Company immediately before such coverage ended, as reasonably determined by you and the Company, less the amount that you would be required to contribute for health and dental coverage if you were an active employee.

(f) During the Continuation Period, the Company will pay you a quarterly payment on the first payroll day of each calendar quarter equal to the premium cost that you will incur during the quarter to maintain life insurance coverage under the converted policy that will be available to you upon your termination of employment with the Company.

(g) On each date on which a payment is made under subsection (a), (b) or (c) above, the Company will pay you an additional amount equal to the federal, state and local income and payroll taxes that you incur on the amount paid under subsection (a), (b) or (c). This gross up payment will be made with respect to each payment under subsection (a), (b) and (c) and will cease when payments under subsection (a), (b) and (c) cease.

(h) The Company will pay you a lump sum amount equal to the aggregate value of any remaining employer benefits provided by or through the Company, to which you would otherwise be entitled during the Continuation Period following your termination of employment. Such payment shall be paid in a single lump sum within forty five (45) days of Employee’s termination of employment.

(i) Notwithstanding the above, the Company’s obligation to provide the payments in this Section 3 shall cease upon your obtaining new employment that provides you with eligibility for medical and dental benefits and disability insurance without a pre-existing condition limitation.

(j) Retirement Plans. The provisions of the Embarq Retirement Pension Plan and the Embarq Retirement Savings Plan, any successor plans thereto or any other retirement plans maintained by the Company pursuant to which a Participant is eligible to participate, shall control with respect to the recognition of service during the Severance Period and the eligibility for benefits following the Severance Period.

(k) Equity. The provisions of the Embarq Corporation 2006 Equity Incentive Plan, any successor plan thereto or any other equity compensation plan maintained by the Company pursuant to which a Participant has received an equity grant, and the Participant’s relevant grant agreement shall control with respect to the treatment of the Participant’s equity grants upon the Participant’s CIC Termination.

(l) Outplacement Services. The Company will pay the cost of outplacement services for the Participant at the outplacement agency designated by the Company and in accordance with the Company’s procedures regarding outplacement services unless the Company provides prior approval for the Participant to use another outplacement agency.

Section 4.03 Voluntary Resignation; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of the Eligible Employee’s (i) Voluntary Resignation, (ii) death, or (iii) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Employer’s then-existing benefit plans and policies at the time of such termination.

Section 4.04 Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Employer for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that a Participant engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date, any Severance Benefits payable to the Participant under Section 4.01 or 4.02 of the Plan shall immediately cease, and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination. The Employer may withhold paying Severance Benefits under the Plan pending resolution of an inquiry that could lead to a determination that Cause exists.

Section 4.05 Approved Military Leave. An Eligible Employee returning from approved military leave within one year after a Change in Control will be eligible for Severance Benefits if: (a) he or she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (b) his or her pre-military leave job is eliminated; and (c) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee qualifies for Severance Benefits under this Section 4.05, his or her severance benefits will be calculated as if the Eligible Employee had remained continuously employed from the date he or she began his or her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

Section 4.06 Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer by the Participant or the value of Employer property that the Participant has retained in his or her possession.

Section 4.07 Certain Terminations. If the Eligible Employee’s employment terminates on account of (i) a sale of an Employer, or of assets of that Employer, or merger, or other transaction involving that Employer, (ii) a spin-off of an Employer or a portion of an Employer, or (iii) an outsourcing of the functions of an Employer, and, in any such case, the Eligible Employee is offered a job position with the successor or new company that is not a Non-Comparable Position or the Eligible Employee accepts a Non-Comparable Position with the successor or new company, then the Eligible Employee will not be entitled to receive Severance Benefits under this Plan and will be entitled only to those benefits (if any) as may be available under the Employer’s then-existing benefit plans and policies at the time of such termination.

ARTICLE V

METHOD OF PAYMENT AND LIMITATION ON BENEFITS

Section 5.01 Method of Payment. The cash Severance Benefits payable under Sections 4.01 or 4.02 above, as applicable, attributable to (a) a Participant’s Base Salary, shall be paid pursuant to the Company’s normal payroll practices commencing within 30 days following the Participant’s Termination Date, and (b) the Short-Term Incentive payment payable under Section 4.01(b) or 4.02(b), shall be paid at the time of the last Base Salary payment pursuant to subsection (a) above; subject to Participant’s execution of an effective Release required under Section 3.02. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by direct deposit or by mailing to the last address provided by the Participant to the Employer or such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death after he or she becomes eligible for Severance Benefits under the Plan, but prior to full payment of all Severance Benefits due to such Participant, any remaining Severance Benefits due to the Participant shall be paid to the Participant’s estate in a lump sum payment within 60 days following written notification of the Participant’s death.

Section 5.02 409(A) Delay. Notwithstanding Section 5.01 above, if at the time of an Eligible Employee’s termination of employment with the Employer, the Company has securities which are publicly-traded on an established securities market and the Eligible Employee is a “Specified Employee” and the deferral of the commencement of any severance payments otherwise payable pursuant to the Plan as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Specified Employee) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Specified Employee’s then-annual compensation or (ii) the limit on compensation then set forth in section 401(a)(17) of the code, until the first payroll date that occurs after the date that is six (6) months following the Specified Employee’s “separation from service” (as defined under section 409A of the Code) with the Employer. If any payments are deferred due to such requirements, such amounts will be paid in a lump sum to the Specified Employee on the first payroll date that occurs after the date that is six (6) months following the Specified Employee’s “separation from service” with the Employer. If the Specified Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Specified Employee’s estate within sixty (60) days after the date of his or her death.

Section 5.03 Limitation on Benefits.

(a) Notwithstanding anything set forth in the Plan to the contrary, if any payment or benefit, including the Severance Benefits, a Participant would receive from the Employer pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits (or a cancellation of the acceleration of vesting of stock options or equity awards) constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction and/or cancellation of acceleration shall occur in the order that provides the maximum economic benefit to the Participant. In the event that acceleration of vesting of a stock option or equity award is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Participant.

(b) The Company shall appoint a nationally recognized accounting firm with appropriate subject matter expertise to make the determinations required under this Section 5.03.

(c) The Company shall bear all expenses with respect to the making of the determinations by such accounting firm required to be made under this Section 5.03. The accounting firm engaged to make the determinations under this Section 5.03 shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant as soon as practicable after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made under this Section 5.03 shall be final, binding, and conclusive upon the Company and the Participant.

ARTICLE VI

RESTRICTIVE COVENANTS

Section 6.01 Principles of Business Conduct. Each Eligible Employee shall adhere in all respects to the Employer’s Principles of Business Conduct (or any successor code of conduct) as they may from time to time be established, interpreted, amended or terminated.

Section 6.02 Proprietary Information.

(a) Each Eligible Employee shall acknowledge that, during the course of his or her employment, the Eligible Employee has learned or will learn or develop Proprietary Information. Each Eligible Employee shall further acknowledge that unauthorized disclosure or use of such Proprietary Information, other than in discharge of the Eligible Employee’s duties, will cause the Employer irreparable harm. Except in the course of his or her employment with the Employer, in pursuit of the business of the Employer, or as otherwise required in employment with the Employer or by applicable law, each Eligible Employee shall not, during the course of his or her employment or at any time following termination of his or her employment, directly or indirectly, disclose, publish, communicate, or use on his or her behalf or another’s behalf, any Proprietary Information. If during or after his or her employment, the Eligible Employee has any questions about whether particular information is Proprietary Information, the Eligible Employee shall consult with the Company’s General Counsel or other representative designated by the Company.

(b) Each Eligible Employee shall also agree to promptly disclose to the Employer any information, ideas, or inventions made or conceived by him or her that results from or are suggested by services performed by the Eligible Employee for the Employer, and to assign to the Employer all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by the Eligible Employee to the Employer shall be deemed to have been disclosed without obligation on the part of the Employer to hold the same in confidence, and the Employer shall have the full right to use and disclose such knowledge and information without compensation to the Eligible Employee.

Section 6.03 Non-Competition.

(a) During the Eligible Employee’s employment with the Employer and during the Non-Compete Period, each Eligible Employee shall agree that he or she shall not engage in Competitive Employment.

(b) If an Eligible Employee ceases to be employed by the Employer because of the sale, spin-off, divestiture, or other disposition by the Company of a Subsidiary, division, or other divested unit employing the Eligible Employee, this provision shall continue to apply during the Non-Compete Period, except that the Eligible Employee’s continued employment for the Subsidiary, division, or other divested unit disposed of by the Company shall not be deemed a violation of this provision.

(c) A Participant’s Non-Compete Period shall equal his or her Severance Period as determined under Section 4.01 or 4.02 above, as applicable.

Section 6.04 Inducement of Employees, Customers and Others. During an Eligible Employee’s employment with the Employer and during the Non-Compete Period, each Eligible Employee shall agree that he or she will not, directly or indirectly, solicit, induce, or encourage any employee, consultant, agent or customer of the Company or its Subsidiaries or vendors or other parties doing business with the Company or its Subsidiaries, to terminate their employment, agency, or other relationship with the Company or its Subsidiaries or to render services for or transfer business to any Competitor, and each Eligible Employee shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.

Section 6.05 No Adverse Actions. During the Non-Compete Period, each Eligible Employee shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control, or (b) seek to control the Board, in any material manner.

Section 6.06 Return of Property. Each Eligible Employee shall, upon the Eligible Employee’s Termination Date, return to the Employer all property of the Employer in the Eligible Employee’s possession, including all notes, reports, sketches, plans, published memoranda, or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by the Eligible Employee during the Eligible Employee’s employment, concerning or related to the Employer’s business, whether or not containing or relating to Proprietary Information. Each Eligible Employee shall not remove, by e-mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Employer’s premises without the Employer’s written consent.

Section 6.07 Non-Disparagement. Each Eligible Employee shall agree to refrain from making any statements about the Company, its Subsidiaries or their officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company, its Subsidiaries or any such officer or director.

Section 6.08 Assistance with Claims.

(a) Each Eligible Employee shall agree, that, during and after the Eligible Employee’s employment by the Employer, the Eligible Employee shall assist the Company, on a reasonable basis, in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) and shall assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to the Eligible Employee’s services.

(b) Each Eligible Employee shall agree, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims.

(c) Each Eligible Employee shall also agree, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to assist in any investigation (whether governmental or private) of the Company or its Subsidiaries (or its actions), regardless of whether a lawsuit has then been filed against the Company or its Subsidiaries with respect to such investigation.

(d) The Company agrees to reimburse an Eligible Employee for all of the Eligible Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee (equal to 1/250th of the Eligible Employee’s Base Salary rate at the Eligible Employee’s Termination Date) for the Eligible Employee’s services.

Section 6.09 Reasonableness. In the event that any of the provisions of this Article VI should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

Section 6.10 Equitable Relief.

(a) Each Eligible Employee shall acknowledge that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the Company. Each Eligible Employee shall represent that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Each Eligible Employee shall further represent and acknowledge that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Plan, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Plan, to review thoroughly this Plan with his or her counsel.

(b) Each Eligible Employee shall agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages and without posting a bond or other security, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c) Each Eligible Employee shall irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, must be brought, as appropriate, in the Kansas District Court located in Johnson County, Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which the Eligible Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Each Eligible Employee shall also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.04.

Section 6.11 Survival of Provisions. The obligations contained in this Article VI shall survive the termination of each Eligible Employee’s employment with the Employer and shall be fully enforceable thereafter.

ARTICLE VII

COMMITTEE; PLAN ADMINISTRATOR

Section 7.01 Authority and Duties. Except with respect to such duties as are specifically allocated to the Committee under the Plan, it shall be the duty of the Plan Administrator, on the basis of information supplied to the Plan Administrator by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 7.02 Compensation of the Plan Administrator and the Committee. The Plan Administrator and the Committee shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator and the Committee shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator and the Committee shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s or the Committee’s duties, as applicable.

Section 7.03 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Employer, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

Section 7.04 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee, or the Plan Administrator (acting on its own behalf or on behalf of the Board or the Committee) shall be made in each of their respective sole and absolute discretion, not in any fiduciary capacity (except with respect to the Plan Administrator acting on its own behalf) and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties, subject only to determinations by the Named Appeals Fiduciary (as defined in Section 9.04), with respect to denied claims for Severance Benefits.

ARTICLE VIII

AMENDMENT, SUSPENSION AND TERMINATION

Section 8.01 Amendment, Suspension and Termination.

(a) In General. Except as otherwise provided in this Article VIII, the Board or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant or Eligible Employee. In the event of any amendment, suspension or termination that has a material adverse effect on an Eligible Employee’s benefits and/or rights under the Plan and that occurs more than 12 months before or more than 12 months after the occurrence of a Change in Control, the Non-Compete Period applicable to that Eligible Employee will apply only for the period of time for which Severance Benefits under the Plan are actually payable.

(b) In Event of a Change in Control. Any amendment, suspension or termination that adversely affects an Eligible Employee’s benefits and/or rights under the Plan shall not apply to an Eligible Employee covered under the Plan at the time of a Change in Control if the amendment, suspension or termination is made within 12 months before or after such Change in Control without the Eligible Employee’s written consent (and before all payments and benefits hereunder associated with such Change in Control are paid), except as may be otherwise required to comply with changes in applicable laws or regulations, including as set forth in Section 10.13.

(c) No Recovery of Benefits. No amendment, suspension or termination shall give the Company the right to recover any amount paid to a Participant prior to the date of the amendment, suspension or termination (except as provided in Section 3.02(b)) or to cause the cessation of Severance Benefits after a Participant has executed a Release as required under Section 3.02.

Section 8.02 Continuation of Plan following a Change in Control. Notwithstanding Section 8.01(a) but subject to Section 8.01(b), upon the occurrence of a Change in Control, the Plan shall continue until the applicable Employer has fully performed all of such Employer’s obligations under the Plan with respect to all Participants and Eligible Employees covered under the Plan at the time of the Change in Control, and shall have paid in full all Severance Benefits under the Plan associated with such Change in Control.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01 Claims. A Participant or his or her beneficiary, as applicable (the “claimant”) may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator within 90 days following the Participant’s termination of employment. Each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. No appeal is permissible as to a Participant’s eligibility for or amount of the Severance Benefit, which are decisions made within the discretion of the Company, and the Committee and the Plan Administrator acting on behalf of the Company. The claimant may not bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If the claimant challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article IX. Facts and evidence that become known to the claimant after such individual has exhausted the claims procedure must be brought to the attention of the Plan Administrator and/or Named Appeals Fiduciary for reconsideration. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.

Section 9.02 Initial Claim. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the claimant whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within 90 days after the receipt of the claim for benefits. This period may be extended an additional 90 days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of the extension to the claimant prior to the end of the initial 90-day period. The notice advising of the denial shall: (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

Section 9.03 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a) A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within 60 calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(c) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within 60 days of the claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial 60-day period, and the Named Appeals Fiduciary shall have an additional 60-day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall: (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under section 502(a) of ERISA.

Section 9.04 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Committee, or, if no such person or persons is so named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE X

MISCELLANEOUS

Section 10.01 Waiver of Jury Trial.

(a) The Employer waives and each Eligible Employee upon becoming a Participant in the Plan shall waive his, her or its right to a jury trial in any court action arising under the Plan or otherwise and whether made by claim, counter-claim, third-party claim or otherwise.

(b) If for any reason the jury waiver is held to be unenforceable, but only in that event, the Participant and the Employer agree to binding arbitration for any dispute arising out of this Plan or any claim arising under any federal, state or local statutes, laws or regulations, pursuant to the arbitration terms set forth on attached Exhibit C.

(c) The agreement of the Participant to waive his or her right to a jury trial will be binding on his or her beneficiaries or assigns and will survive the termination of this Plan.

Section 10.02 Forum Selection. Any court proceeding brought by a Participant or the Employer must be brought, as appropriate, in Kansas District Court located in Johnson County, Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Each party agrees to personal jurisdiction in either court.

Section 10.03 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan, except for the designation of a beneficiary.

Section 10.04 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 10.05 No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Employer, in which case Severance Benefits shall cease.

Section 10.06 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 10.07 Severability of Provisions. Except to the extent provided in Section 6.09, if any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.08 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.09 Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 10.10 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Employer that may be applied by the Employer to the payment of Severance Benefits. Payments of Severance Benefits under the Plan shall be paid from the Employer’s general assets, in accordance with the terms of the Plan.

Section 10.11 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Committee and all other parties with respect thereto.

Section 10.12 Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit shall be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 10.13 Section 409A Compliance. This Plan shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon termination of employment under this Plan may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Plan shall be treated as a separate payment. In addition, the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. All reimbursements and in kind benefits provided under this Plan shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant, directly or indirectly, designate the calendar year of payment.

Section 10.14 Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Kansas to the extent not superseded by Federal law.

EXHIBIT A

Participation Agreement

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of                  , 2007 by and between                      (the “Employee”) and Embarq Corporation, a Delaware corporation (the “Company”), on behalf of itself and its subsidiary which employs the Employee.

The Employee is eligible to participate in the Embarq Corporation Executive Severance Plan (the “Plan”). The Employee accepts participation in the Plan and, intending to be legally bound, agrees as follows:

1. Participation in the Plan; Termination of any other Rights to Severance Benefits. Pursuant to the terms of the Plan, I agree to forego any other benefits or payments to which I may otherwise be entitled under the terms of any other plan, program or agreement of the Company which provides for the payment of severance benefits in the event of my termination of employment whether in connection with a change in control of the Company or otherwise[, including any rights I may have under my employment agreement with the Company, dated                      (the “Employment Agreement”). I understand and agree that by executing this Agreement, the Employment Agreement shall be null and void and of no further effect as of the date hereof].

2. Employee’s Undertakings. I agree to be bound by all of the restrictive covenants set forth in Article VI of the Plan and accept the reasonableness of the equitable relief provisions set forth in Sections 6.09 and 6.10 of the Plan.

This Agreement has been duly executed as of the day and year first written above.

EMBARQ CORPORATION

By:	Title:

I hereby acknowledge that I have had the opportunity to review and consider the Plan and the restrictive covenants set forth in Article VI of the Plan. I hereby accept my right to receive potential Severance Benefits described in this Agreement and the Plan and agree to be bound by the terms of the Plan and this Agreement including the restrictive covenants set forth in Article VI of the Plan. I hereby further agree that all the decisions and determinations of the Committee and/or Plan Administrator, as applicable, shall be final and binding.

Employee

A

EXHIBIT B

Form of Release Agreement

[NOTE: The terms and conditions of this Form of Release Agreement may be modified by the Company at the advice of counsel to satisfy applicable legal requirements.]

Employee Name:
Work City, State:	Overland Park, Kansas

Notice to Employee: You should discuss this General Release Agreement with an attorney prior to signing it but, in any event, you should thoroughly review and understand the effect of this document before acting upon it. Therefore, please take this General Release Agreement home and carefully consider it before you decide whether to sign it. You have up to 45 calendar days from the date of receipt of this General Release Agreement in which to decide whether to sign it.

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT is entered into this          day of         , 200    , by and between <insert company name> (hereafter referred to as “EMBARQ”) and                      (hereafter referred to as “Employee” or “you”).

1. If you sign and return the original of this General Release Agreement, and do not revoke it, EMBARQ will provide you Separation Pay and certain benefits for an extended period, in accordance with the terms of the Executive Severance Plan ( the “Plan”).

Separation Pay and Benefits

A. At the time EMBARQ makes its final bi-weekly payment to you under paragraph B below, EMBARQ also will pay you a cash payment equal to 80% of your target short term incentive (STI) opportunity for <insert fiscal year in which termination occurs>, pro-rated based on the length of your separation pay period, less required payroll deductions.

B. EMBARQ will provide you with your full base salary (less appropriate payroll deductions and withholdings) at your current salary, for the <insert number of weeks based on Section 4.01(a) or 4.02(a) calculation> week period beginning immediately after your last day worked and continuing through <Date> (the “Separation Period”), which will be payable on a bi-weekly basis in accordance with EMBARQ’s normal pay cycle. These salary payments, however, will not begin to be made until one pay cycle following seven (7) days after EMBARQ’s receipt of the signed original of this Agreement and, in any event, at least one pay cycle after your last day worked.

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C. In addition, you and your dependents will continue to be eligible through <Date> for benefits as described in the Separation Benefit Summary and subject to the terms of the applicable plans.

D. This Agreement does not in any way modify, expand, limit or abrogate rights or benefits under any equity incentive plan, equity compensation plan. equity grant agreement with you, or any other employee health, welfare or benefit plan. Your rights, if any, to continued vesting of equity awards are subject to the terms and conditions of the applicable plans and award agreements.

2. General Release. In consideration for the separation pay and benefits described in paragraph 1 that EMBARQ has agreed to provide, you release and forever discharge EMBARQ and its parents, subsidiaries, affiliates, predecessors, and successors, as well as the Board of Directors of each (collectively the “related entities”), as well as their officers, agents, directors, employees, trustees and benefit plans from any and all liability, actions, and claims, known or unknown, fixed or contingent, that you now have or may claim to have against EMBARQ or the related entities, including any claims arising out of your employment relationship with EMBARQ or the related entities; the termination of that relationship; the conversion, grant, issuance or award of any equity, including stock options and restricted shares; or your status as a shareholder, officer or member of a Board of Directors of any related entity,. This release includes claims arising under federal, state, or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on EMBARQ’s right to terminate its employees, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964 (as amended), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (“ADEA”), the Older Worker’s Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, the Equal Pay Act, any securities law or regulation, state laws against discrimination or state human rights acts, claims of wrongful discharge, claims of breach of express or implied contract, or claims under any tort or common law, including claims for attorneys’ fees. This Release does not govern claims that cannot be released by private agreement and any claims or rights that may arise after the date on which this General Release Agreement became effective. Also excluded from this General Release Agreement is your right to file a charge with an administrative agency or participate in an agency investigation. You are, however, waiving all rights to recover money in connection with any such charge, investigation or related lawsuit.

Solely in clarification of the above paragraph, any obligations of EMBARQ or any insurer to indemnify you, or to advance to you expenses before a judicial or administrative determination that you are entitled to indemnification, such obligations being memorialized or otherwise provided for in the Articles of Incorporation or Bylaws of Embarq, or in a separate written agreement, are not covered by the release in the above paragraph and will continue to remain obligations of such persons.

3. Forfeiture due to Violation of Restrictive Covenants. You understand and agree that , unless otherwise required by law, EMBARQ will cease and discontinue, effective as of the

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date of your violation of any restrictive covenant in Article VI of the Executive Severance Plan, any separation pay and benefits that otherwise would become due to you after the date of such violation. By way of illustration and not limitation, if you make an unauthorized disclosure of proprietary information or if you engage in Competitive Employment, you will forfeit any remaining separation pay or benefits otherwise due to you during the remainder of the Separation Period. For purposes of emphasis and as a reminder, this paragraph of the Agreement sets forth obligations already imposed on you by the Executive Severance Plan (by virtue of your execution of the Participation Agreement) and the Intellectual Property Rights (IPR) Agreement. As noted in the Executive Severance Plan and IPR Agreement, your obligations under those agreements survive the termination of your employment. This Agreement does not supersede the IPR Agreement or Article VI of the Executive Severance Plan.

Forfeiture under this paragraph is in addition to and not in place of EMBARQ’s other remedies at law or in equity for violation of any of your restrictive covenants.

The terms “competitor” and “competitive employment” in this Agreement shall have the same meaning as those same terms have in the Executive Severance Plan.

4. Signing and Returning this Agreement. You may not sign this Agreement before your last day of work. If you wish to accept this Agreement, you must send it to EMBARQ at the following address:

EMBARQ Address:	<insert ER Rep Address>
City, State:	<insert ER Rep City, State>
Mailstop:	<insert Mailstop>
Attn:	<insert ER Rep Name>

5. Other Separation Plans and Agreements. You acknowledge and agree that the payments and benefits you receive under this Agreement pursuant to the Executive Severance Plan replace any rights to severance pay you may have or may have had under any other separation pay plan or contract, and that you will seek no compensation or benefits from EMBARQ under any other such plan or contract.

6. Choice of Law, Choice of Venue, Jury Trial and Class Action Waiver. You acknowledge and agree that this General Release Agreement shall be governed by and is to be interpreted according to the laws of the State of Kansas. You and EMBARQ agree that any and all disputes regarding this Agreement shall be resolved by arbitration in the Kansas City, Missouri metropolitan area in accordance with Exhibit C to the Executive Severance Plan. Any challenge to arbitrability or to an arbitration award shall be made in the Kansas State Courts in Johnson County, Kansas, or in the Federal District Court for Kansas, and you consent to the jurisdiction of such courts. You expressly waive and relinquish the right to a trial before a jury in any action, brought in any court, concerning this General Release

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Agreement or any other claim against EMBARQ. You also expressly waive the right to participate in, collect damages in, opt in or serve as a representative in any class or collective action against EMBARQ.

7. Litigation Costs. In any action relating to rights or obligations under this Agreement, each party shall pay its own costs (including filing fees), expenses and attorney’s fees, and the parties shall split the arbitration fees equally. Excluded from this paragraph 7 is your right to challenge in good faith under the ADEA or the OWBPA the validity of this General Release Agreement.

8. Acknowledgements. You acknowledge and agree that:

a.	the separation pay and benefits described in paragraph 1 of this General Release Agreement are in addition to whatever you would or may be entitled to receive if you did not sign this Agreement;

b.	Exhibit B, attached to this General Release Agreement and provided to you, lists: the class, unit or group of individuals covered by this exit incentive program or employment termination program; the eligibility factors for the program; any time limits applicable to the program; the job titles and ages of all individuals eligible or selected for the program; and the ages of all individuals in the same job classification or organizational unit who were not eligible or selected for the program.

9. No Admission. You acknowledge and agree that this General Release Agreement will not be construed as an admission by EMBARQ of any wrongdoing or any violation of federal, state or local, regulation or ordinance and EMBARQ disclaims any wrongdoing against you.

10. Severability. You acknowledge and agree that if any provision of this General Release Agreement is declared illegal or unenforceable, such provision shall immediately become null and void, leaving the remainder of the General Release Agreement in full force and effect.

11. Assignability. EMBARQ may assign its rights, liabilities and obligations under this Agreement to any subsidiary, affiliated or related entity, without notice or consent. In that event, this General Release Agreement shall bind and inure to the benefit of any assignee of or any successor to EMBARQ.

12. Entire Agreement. You agree that EMBARQ has not promised you anything to induce you to enter into this Agreement other than as specifically stated in this Agreement. EMBARQ does not have any implied obligations under this Agreement.

13. WARN. If EMBARQ paid you any payments under WARN, in addition to salary separation payments under EMBARQ’s Executive Severance Plan, you agree and acknowledge that: (1) the method used to determine your rate of pay is reasonable and fairly compensates you for the sixty day WARN Act period; (2) the EMBARQ Executive

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Severance Plan permits EMBARQ to deduct WARN Act payments from your separation pay, if applicable; and the separation pay is a voluntary and unconditional payment from EMBARQ that EMBARQ is not legally obliged to provide unless you sign this General Release Agreement.

14. `Revocation. You have the right to revoke this General Release Agreement by written notice to EMBARQ, Attn: <insert ER Rep Name, ER Title> at <Insert Address and Mailstop>, within 7 calendar days after you sign it and the General Release Agreement will not become effective or enforceable until after 7 calendar days have passed.

Please acknowledge your acceptance of this General Release Agreement by signing this letter on or after your last day of work and returning this letter. By signing you are acknowledging that you have carefully read and fully understand all of the provisions of this General Release Agreement (including the Notice to Employee on page 1), and that it is the entire agreement between you and EMBARQ relating to the matters herein, including your employment and the termination of it, and you acknowledge that other than those statements in this document, you have not relied upon any representation or statement, written or oral, in entering into this Agreement. THIS GENERAL RELEASE AGREEMENT OBLIGATES YOU TO ARBITRATE ALL DISPUTES RELATING TO IT OR ARISING UNDER IT.

<insert employee name in bold>	For <insert company name in bold>
(For Employee Use Only)	(For HR Use Only)

Employee Signature	Human Resource Signature

Employee Name (Printed or Typed)	Human Resource Title

Date of Signature	Date of Signature

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EXHIBIT C

Arbitration Provision

Any arbitration will be held in the Kansas City, Missouri metropolitan area (or such other location as may be mutually agreed upon by the Employer and the Participant) and be subject to the Governing Law provision of this Plan and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, 9 U.S.C. § 1, et. seq, before a panel of three arbitrators, two of whom shall be selected by the Company and the Participant, respectively, and the third of whom shall be selected by the other two arbitrators. Discovery in the arbitration will be governed by the Local Rules applicable in the United States District Court for the District of Kansas. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrators.

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